Exhibit 99.1
[Servotronics, Inc. Letterhead]

1110 Maple Street  ♦  P.O. Box 300  ♦  Elma, New York 14059-0300  ♦  716-655-5990  ♦  FAX 716-655-6012

March 29, 2012

SERVOTRONICS, INC. ANNOUNCES
23.4% INCREASE IN NET INCOME FOR YEAR ENDED DECEMBER 31, 2011

    Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported an approximate 23.4% increase in Net Income to $2,626,000 (or $1.31 per share Basic and $1.24 Diluted) on Revenues of $34,181,000 for the fiscal year ended December 31, 2011 as compared to a Net Income of $2,128,000 (or $1.08 Basic and $1.01 Diluted) on Revenues of $31,659,000, respectively for the year ended December 31, 2010. The Company primarily attributes the year to year increase in Net Income to increased sales at the Company’s Advanced Technology Group (ATG) in combination with cost containment activities and a decrease in the effective tax rate associated with the applicability of the appropriate tax credits.

    The year ended December 31, 2011 marked the completion of a challenging ten-year period that included many domestic and global record-breaking events that had significant adverse effects on the domestic and foreign economies. Fortunately, Servotronics is benefiting from the recovering economy and the increasing procurements of domestic and foreign jet liners that are experiencing upward trends. Conversely, the Department of Defense’s annual budget has become a target of opportunity to reduce expenditures and reallocate funds consistent with the appropriate response to the changing geo-political needs of the world. Also, the maintenance of the country’s supply chain in support of the American Aerospace industry is a major concern and will, hopefully, be strongly supported notwithstanding any suggested alternatives. Also, the United States maintains a strong U.S. Aerospace trade surplus which adds support for the U.S. Aerospace Industry.

    Servotronics believes it has strategically positioned itself by continuing to design and develop new products for new applications/programs across a multiple of industries. Although there is always a certain degree of uncertainty with all planned courses of action, the ability to respond quickly is a carefully developed Company skill that has substantial value when evaluating strategic and tactical plans of action. It is anticipated that over the near term the operating results for certain of the Company’s products will be responsive to the volatility of certain of the government’s procurement procedures and other unexpected economic events.

    Government procurements are expected to continue to be volatile and result in significant variances in period to period product delivery requirements. The Company continues to expand its capabilities by adding product lines and resources to the Company’s inventory of skills and product offerings. The Company’s many product developments and expanded capabilities are expected to benefit from continuing cost improvements through manufacturing enhancement and consolidation as the Company converts each challenge into an opportunity.

    The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, scissors, pocket knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

    Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE Amex